Exhibit 99.1

N e w s   R e l e a s e

        QUICKSILVER RESOURCES INC.
        777 West Rosedale Street
Fort Worth, TX  76104
www.qrinc.com

Quicksilver Resources Acquires 19 Licenses in Horn River Basin of British Columbia;
Updates First-Quarter 2008 Guidance

FORT WORTH, TEXAS (April 7, 2008) – Quicksilver Resources Inc. (NYSE: KWK) today announced that it has acquired 19 licenses covering approximately 127,000 net contiguous acres in the Horn River Basin in northeast British Columbia.  The company has identified more than 500 feet of gross thickness from the Upper Devonian Muskwa and Klua shale formations at depths ranging from 7,800 to 9,000 feet on the licenses.

“Our new ventures team in Canada has done an excellent job of applying the company’s extensive knowledge of unconventional gas reservoirs to identify and acquire these licenses in one of the most exciting emerging basins in North America,” said Glenn Darden, Quicksilver president and chief executive officer.  “The Muskwa and Klua shales have the right characteristics which we believe can provide a significant resource opportunity for Quicksilver.”

Quicksilver acquired the licenses during Crown lease sales held in November 2007 and March 2008 at a total average cost of approximately C$655 per acre.  The company plans to drill up to four wells on this acreage during the upcoming 2008-2009 winter drilling season.

Quicksilver’s first-quarter 2008 production volumes are now expected to average approximately 211 MMcfe per day.  Increased expected revenues, due to higher commodity prices for natural gas and related natural gas liquids, are expected to be partially offset by increased price-related operating costs.  As a result, unit operating costs for the first quarter of 2008 for production, gathering and processing and transportation are now projected in the range of $1.80 to $1.90 per Mcfe.

In Quicksilver’s first-quarter 2008 earnings, the company will include approximately $6.2 million of pre-tax earnings from an equity affiliate.  The earnings are attributable to the company’s approximate 32% ownership in BreitBurn Energy Partners L.P.’s (BBEP) fourth-quarter 2007 results from the date of acquisition of the BBEP units on November 1, 2007.  Quicksilver received approximately $9.7 million of cash distributions from the BBEP units during the first quarter of 2008.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil exploration and production company engaged in the development and acquisition of long-lived, unconventional natural gas reserves, including coalbed methane, shale gas, and tight sands gas in North America.  The company has U.S. offices in Fort Worth, Texas; Glen Rose, Texas and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

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NEWS RELEASE
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Forward-Looking Statements
The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources’ management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated.  Factors that could result in such differences or otherwise materially affect Quicksilver Resources’ financial condition, results of operations and cash flows include:  changes in general economic conditions; fluctuations in natural gas, natural gas liquids and crude oil prices; failure or delays in achieving expected production from natural gas, natural gas liquids and crude oil exploration and development projects; effects of hedging natural gas, natural gas liquids and crude oil prices; uncertainties inherent in estimates of natural gas, natural gas liquids and crude oil reserves and predicting natural gas, natural gas liquids and crude oil reservoir performance; effects of hedging natural gas, natural gas liquids and crude oil; competitive conditions in our industry; actions taken by third parties, including operators, processors and transporters; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; and the effects of existing or future litigation; as well as, other factors disclosed in Quicksilver Resources’ filings with the Securities and Exchange Commission.  Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Investor & Media Contact:
Rick Buterbaugh
(817) 665-4835

KWK 08-08
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